Vermont Pure Holdings, Ltd. Announces Financial Results for Its First Nine Months and Quarter Ending July 31, 2009

WATERTOWN, CT -- (Marketwire - September 14, 2009) - Vermont Pure Holdings, Ltd. (NYSE Amex: VPS) announced its financial results for the first nine months and third quarter of its fiscal year 2009 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the first nine months of fiscal year 2009 decreased 4% to $49.5 million from $51.8 million for the comparable period a year ago. Gross profit decreased 10% in the first nine months of 2009 to $26.4 million from $29.3 million in the comparable period a year earlier. Gross profit, as a percentage of sales, decreased to 53% from 57% for the respective periods. Income for operations declined $2.1 million, or 39%, for the nine months ending July 31, 2009 compared to the same period a year ago. Net income increased to $2.6 million in the first nine months of fiscal year 2009 compared to $2 million in the first nine months of fiscal year 2008.

Total sales for the three months ending July 31, 2009 decreased 4% to $17.2 million from $18 million for the comparable period a year ago. Gross profit decreased 8% for the third quarter of 2009 to $9.5 million from $10.3 million in the comparable period a year earlier. Gross profit, as a percentage of sales, decreased to 55% in the third quarter of 2009 from 57% for the third quarter a year ago. Income for operations declined $885,000, or 37%, for the third quarter of 2009 compared to the same period a year ago. Net income increased for the three months ended July 31, 2009 to $2.3 million from $1 million for the comparable period last year. Net income increased as a result of a one-time increase in non-operating income in the third quarter of 2009.

"Despite the challenges posed by the economic environment, which have resulted in lower sales, our operations continue to be profitable," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "We plan to leverage our extensive distribution system to capitalize on opportunities in the marketplace to position the Company for future growth," Baker concluded.

Vermont Pure Holdings, Ltd. (NYSE Amex: VPS), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

                        VERMONT PURE HOLDINGS, LTD.
                          Results of Operations

                                     (Unaudited)           (Unaudited)
                                  Nine Months Ended:   Three Months Ended:
                                --------------------- ---------------------
                                 July 31,   July 31,   July 31,   July 31,
                                   2009       2008       2009       2008
                                ---------- ---------- ---------- ----------
(000's $)

Sales                           $   49,514 $   51,809 $   17,207 $   17,986

Income from operations          $    3,373 $    5,490 $    1,481 $    2,366

Net Income                      $    2,620 $    2,011 $    2,293 $    1,029

Basic net earnings per share    $     0.12 $     0.09 $     0.11 $     0.05
Diluted net earnings per share  $     0.12 $     0.09 $     0.11 $     0.05

Basic Wgt. Avg. Shares Out.
 (000's)                            21,527     21,587     21,538     21,524
Diluted Wgt Avg. Shares Out.
 (000's)                            21,527     21,587     21,538     21,524

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:

Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-860-1126